Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Revolutions Medical, Inc.
Charleston, South Carolina

We hereby consent to the use in the Prospectus constituting a part of this S-1 Registration Statement of our report dated March 31, 2010, relating to the financial statements of Revolutions Medial, Inc., which are contained in that Prospectus.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Tulsa, Oklahoma
July 12, 2010

HOOD SUTTON ROBINSON & FREEMAN CPAs, P.C.

2727 East 21st Street, Suite 600    Tulsa, Oklahoma  74114   918-747-7000  Fax 918-743-7525   www.telcpa.com
1821 SE Washington Boulevard    Bartlesville, Oklahoma  74006   918-336-7600  Fax 918-3337600